July 11, 2019

State Street Bank and Trust Company

1 Iron Street – CCB0502

Boston, MA 02210

Attention: Michael Foutes, Managing Director

Re: The Advisors’ Inner Circle Fund III - Aperture Endeavour Equity Fund (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has been incorporated and registered as a management investment company under the Investment Company Act of 1940, as amended.

In accordance with Section 19.5, the “Additional Funds” provision, of the Master Custodian Agreement dated as of November 16, 2018, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the Fund(s) under the terms of the Agreement, and that Appendix A to the Agreement be deleted in its entirety and replaced with a new Appendix A attached hereto. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 19.7 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

APERTURE ENDEAVOUR EQUITY FUND

By:	/s/ James Bernstein
Name:	James Bernstein
Title:	Vice President & Assistant Secretary, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: July 18, 2019

APPENDIX A

to

Master Custodian Agreement

Dated as of November 16, 2018

(Updated as of July 11, 2019)

Management Investment Companies Registered with the SEC and Portfolios thereof, If Any

Advisors Inner Circle Fund III

Aperture Endeavour Equity Fund

Aperture New World Opportunities Fund